Exhibit 10.4

David Evans
President & Chief Executive Officer
Crown Media Holdings, Inc.

July 9, 2004

Jeff Henry

9 Fairmile Lane

Cobham, Surrey

United Kingdom KT1112DL

Dear Jeff,

This will confirm our understanding regarding settlement of your March 12, 2004 “Employment Agreement” with Crown Media International, LLC (“Crown”) in the event of a sale or other transaction involving our international business.

While your Employment Agreement may be assumed by a buyer of Crown’s international assets, we realize that you may elect not to continue employment with that buyer. Accordingly, Crown Media Holdings, Inc. has agreed to the following if there is transaction involving Crown Media International, LLC or Crown Entertainment Limited which affects your position:

If, as a part of the transaction, your Employment Agreement is assumed by a buyer of one of these entities but, after due consultation with me or the then-current Chief Executive Officer of Crown Media Holdings you do not elect to be employed by the buyer, then you will have the right to terminate your Employment Agreement by written notice. Such termination will be effective on the date which is the later of 45 days after the effective date of the transaction or 45 days after our receipt of your notice. Within 15 days of the effective date of your termination of the Employment Agreement, we will pay you the present value of the remaining salary and bonuses which would have been payable to you under Paragraphs 3(a) and (b) of your Employment Agreement. This payment, however, will be offset by any amounts you receive from a buyer in discharge or settlement of the Employment Agreement. Also, the provisions of clauses 5(a) and 7(b) of your Employment Agreement shall survive any termination thereof (provided that clause 7(b) will apply only to individuals who are employees of Crown Media Holdings, Inc. or its then-current subsidiaries at the time of the solicitation).

In the event your Employment Agreement is not assumed by a buyer or the Crown operations with which you are associated are not actually sold and you remain with Crown, you will be eligible for the same “Retention Bonus” as that which has been extended to other senior employees of the international operations. The amount of this bonus, however, will be offset by any other special bonuses which the Crown Media Holdings, Inc. Board of Directors may award you in connection with the international transaction.

This agreement is in recognition of your extraordinary contributions to the growth and success of Crown’s UK and EMEA operations and your efforts in assisting us in finding an appropriate buyer which can capitalize on this success.

Sincerely,

/s/ David Evans
David Evans